As filed with the Securities and Exchange Commission on January 6, 2023
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-1205798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1002 West Avenue, Austin, Texas 78701 (512) 693-4199
(Address of Principal Executive Offices)

2022 Inducement Plan 2018 Equity Incentive Plan 2018 Employee Stock Purchase Plan
(Full title of the plan)

Russell Buyse, Chief Executive Officer Phunware, Inc. 1002 West Avenue Austin, Texas 78701 (512) 693-4199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alex R. Allemann, Esq.	Matt Aune
Jeffrey M. McPhaul, Esq.	J. Brendhan Botkin
Winstead PC	Phunware, Inc.
401 Congress Ave., Suite 2100	1002 West Avenue
Austin, Texas 78701	Austin, Texas 78701
(512) 370-2800	(512) 693-4199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Phunware, Inc. (the "Company" or the "Registrant") is filing this Registration Statement on Form S-8 for the purpose of registering the offer and sale of an additional annual increase of 5,157,666 shares of common stock of the Registrant, par value $0.0001 per share ("Common Stock"), issuable to eligible persons under the Phunware, Inc. 2018 Equity Incentive Plan (Amended and Restated as of November 11, 2022) (the “2018 Plan”), an additional 2,108,164 shares of Common Stock, issuable to eligible persons under the 2018 Plan, as approved by the Company's stockholders at its Annual Meeting held on November 11, 2022, an additional increase of 818,824 shares of Common Stock, issuable to eligible persons under the Phunware, Inc. 2018 Employee Stock Purchase Plan (the "2018 ESPP") and 1,470,588 shares of Common Stock, issuable to a grantee under the Phunware, Inc. 2022 Inducement Plan.

The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1st, by an amount equal to five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st or such lesser number of shares of Common Stock as approved by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 5,157,666 shares. At the 2022 Annual Meeting of Stockholders held on November 11, 2022, the Company's stockholders approved an increase of an additional 2,108,164 shares of Common Stock to be reserved and available for future issuance under the 2018 Plan.

The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on each January 1st, by the lesser of (i) 818,824 shares of Common Stock, (ii) one and one-half percent (1.5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP). Accordingly, on January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 818,824 shares.

The above described additional shares reserved and made available for issuance under the 2018 Plan and 2018 ESPP are of the same class as other securities relating to the 2018 Plan and 2018 ESPP for which the Company’s registration statements on Form S-8 filed by the Company with the Securities and Exchange Commission (the "SEC") on April 29, 2019 (File No. 333-231104), January 29, 2020 (File No. 333-236145), January 5, 2021 (File No. 333-251903) and January 14, 2022 (File No. 333-262168) (the “Prior Registration Statements”) are effective. Accordingly, the contents of the Prior Registration Statements relating to the 2018 Plan and 2018 ESPP, including periodic reports that the Company filed after the Prior Registration Statements to maintain current information about the Company, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

On December 30, 2022, the Registrant’s board of directors adopted the Phunware, Inc. 2022 Inducement Plan pursuant to which the Registrant reserved 1,470,588 shares of Common Stock to be used exclusively for a grant of equity-based awards to an individual who was not previously an employee or director of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market. The Inducement Plan provides for the grant of equity-based awards in the form of non-statutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to the participant(s) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participant(s) as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the SEC and are incorporated herein by reference into this Registration Statement and shall be deemed a part hereof:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 7, 2022;
●	Our Quarterly Reports on Form 10-K for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 16, 2022, August 15, 2022 and November 10, 2022, respectively;
●	Our Current Reports on Form 8-K (and amendments thereto as applicable) as filed with the SEC on February 4, 2022, March 18, 2022, March 23, 2022, May 12, 2022, June 10, 2022, July 8, 2022, July 20, 2022, July 27, 2022, August 11, 2022, September 30, 2022, October 14, 2022, October 21, 2022, November 4, 2022, November 10, 2022, November 14, 2022, November 21, 2022, December 16, 2022 and January 6, 2023;
●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 31, 2022, as amended on October 14, 2022 and November 4, 2022; and
●	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 18, 2016 pursuant to Section 12(b) of Exchange Act, which description has been updated most recently in the Registrant’s prospectus filed with the SEC on November 14, 2018 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4, as amended, inclusive of any amendments or reports filed for the purpose of updating such description, including Exhibit 4.15 to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 7, 2022.

Additionally, all reports and other documents subsequently filed by the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or (iv) any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that (i) we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; (ii) we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and (iii) the rights provided in our amended and restated bylaws are not exclusive.

Our certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the "Exhibit Index" attached hereto and is incorporated herein by reference.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)`    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in Exhibit 107 to the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
4.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on November 4, 2022).
4.3	Certificate of Designation (Incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K (File No. 001-37862) filed with the SEC on January 2, 2019).
4.4	Specimen common stock certificate of the Registrant (Incorporated by reference to Exhibit 4.3 of the Registrant's Form S-4/A (File No. 333-224227), filed with the SEC on November 6, 2018).
5.1*	Opinion of Winstead PC.
10.1
Form of Stock Option Agreement under the 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant's Form S-8 (File No. 333-231104), filed with the SEC on April 29, 2019).

10.2
Form of Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Form S-8 (File No. 333-231104), filed with the SEC on April 29, 2019).

10.3
Form of Subscription Agreement under the 2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 of the Registrant's Form S-8 (File No. 333-231104), filed with the SEC on April 29, 2019).

10.4*	Form of Restricted Stock Unit Award Agreement under the 2022 Inducement Plan.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Winstead PC (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1
Phunware, Inc. 2018 Equity Incentive Plan (Amended and Restated as of November 11, 2022) (Incorporated by reference to Annex A to the Registrant's Schedule 14A (File No. 001-37862) filed with the SEC on August 31, 2022).

99.2	Phunware, Inc. 2018 Employee Stock Purchase Plan (Incorporated by reference to Annex E of the Registrant’s Form S-4/A (File No. 333-224227), filed with the SEC on November 13, 2018).
99.3	Phunware, Inc. 2022 Inducement Plan (Incorporated by reference to Exhibit 10.1 of the Registrants Form 8-K (File No. 001-37862) filed with the SEC on January 6, 2023).
107*	Filing Fee Table.

*     Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 6, 2023.

PHUNWARE, INC.

By:	/s/ Russell Buyse
Russell Buyse
Chief Executive Officer
 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Russell Buyse and Matt Aune, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to act on, sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on January 6, 2023.

Name	Title

/s/ Russell Buyse	Chief Executive Officer and Director
Russell Buyse	(Principal Executive Officer)

/s/ Matt Aune	Chief Financial Officer
Matt Aune	(Principal Accounting and Financial Officer)

/s/ Stephen Chen	Director
Stephen Chen

/s/ Ryan Costello	Director
Ryan Costello

/s/ Eric Manlunas	Director
Eric Manlunas

/s/ Kathy Tan Mayor	Director
Kathy Tan Mayor

/s/ Rahul Mewawalla	Director
Rahul Mewawalla